Exhibit 99.1

STATUS REPORT
SEPTEMBER 2012

The statements which are not historical facts contained in this monthly status report are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development and acquisition of new product lines and services, government approval processes, the impact of competitive products or pricing technological changes, the effect of economic conditions and other uncertainties, and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K; its quarterly reports on Forms 10-Q; and any reports on Form 8-K. Medical International Technology Inc. takes no obligation to update or correct forward-looking statements.

The following is a summary of the recent operational and strategic activities at MIT Canada and MIT China.

MARKETING & SALES MIT Canada:
MIT’s focus is to seek new distributors worldwide for our existing products (Human and Animal), to increase our sales.

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During the second quarter and until now, we have progressed with our distributor for South Korea targeting the Mesotherapy market. Our Korean distributor received the KFDA approval for the Med-Jet and the Meso-Jet products on May 30 2012, we are know waiting for KFDA approval for the Disposable Nozzles expected the last week of September 2012. We have shipped our first order of 80 units and are waiting for the KFDA approval of the Disposable Nozzles to be able to supply the quantity ordered and the Monthly orders of injectors. Mr. Kim Manager and responsible person for MIT Canada products came to visit our facilities, he received the training for the after sales service of our products, and we have also discussed our second year letter of intent that should start on October 1st, 2012. Mr. Kim returned to Korea with a comprehensive draft for our next year letter of intent, we expect to complete our discussions in the coming few week.

➢
Our Distributor for the Province of Quebec and the Maritimes has now solved his initial problem with the delay in obtaining his injectable solutions. He is working hard not to lose his option with MIT. We discussed their marketing and sales strategy and we believe that they will be able to reach their goal within the next 3 to 6 months, so we decided to give them one last chance to realize their commitments.

➢	Also for the Province of Quebec, we are starting a marketing effort to sell our Med-Jet –H-III for vaccination, in this upcoming season of injection for the flue vaccine.

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Our Distributor specialising in Animal application, who will be selling all of our Agro-Jet products in Netherlands, Germany and Belgium, is moving forward with his marketing and sales effort, especially with the new desk-top model designed specifically for baby piglets.

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Our Mexican Distributor received his next order of 15 units and has participated in another exhibition in Mexico City, in August 2012. Based on the success of this recent exhibition they have ordered another 22 units to be delivered in September 2012.

➢	Other marketing negotiations are in progress in Thailand, Singapore, Hong Kong, Indonesia and Philippines with possible distributors in the Human Mesotherapy market.

MIT CHINA

Following my visit to MIT China from March 18 to 29; I informed you that we have taken very positive and important steps in order to achieve our goal and for our fiscal year 2012/2013:
•	We have rented a 1,000 square feet space in Shanghai to be our sales and Marketing office.
•	We hired a marketing and sales Director and 4 new sales representatives.
•	We hired two nurses to back up and train the users.
•
With this new appointed team we have signed with few distributors and expect to increase our sales in Hospitals and vaccination centers in Shanghai and in Jiangsu Province. Based on these efforts MIT Canada received an order from MIT China for 100 units of Med-Jet H-III, which will be delivered end of September 2012.

➢
On my last status report I informed you that we had experienced a delay in the construction of our 40,000 sq. ft. building and it is now expected to be completed before the end of 2012. I would like to announce that on the last week of July 2012, all our employees and officers were relocated to our new building, occupying approximately 8,000 sq. ft. in the administration, accounting and engineering departments.

OPERATION ACTIVITIES

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We have, for the past 10 months, been working hard in re-organizing our production, quality control and assembly line, by investing over Cad$ 300,000. We purchased machines and equipments, moulds and tools, in order to improve the total operation and our bottom line and reach our objectives in being the leaders in the needle-free jet injection technology worldwide within the next two years, to yield good profits for our investors/shareholders and to ensure a stable and secured employment for our employees.

Thank you all for your continued support to MIT CANADA
Karim Menassa
President